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Exhibit 4.1

PERFICIENT, INC.

CERTIFICATE OF DESIGNATION, RIGHTS AND PREFERENCES
OF SERIES B PREFERRED STOCK

        Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), the undersigned, on behalf of Perficient, Inc. (the "Corporation"), a corporation organized and existing under the DGCL, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

        That pursuant to the authority given to the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the DGCL, the Board of Directors of the Corporation, as of June 19, 2002, adopted the following resolution creating a series of Preferred Stock designated as Series B Preferred Stock.

        RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the DGCL and the provisions of the Certificate of Incorporation, a series of preferred stock, par value $.001 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as follows:

SERIES B CONVERTIBLE PREFERRED STOCK

        A.1 Designation and Amount. The designation of this series of capital stock shall be "Series B Convertible Preferred Stock," par value $.001 per share (the "Series B Stock"). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series B Stock shall be as set forth herein. The number of authorized shares of the Series B Stock is 2,777,500.

        A.2 Ranking. The Corporation's Series B Stock shall rank, as to dividends and upon Liquidation (as defined in Section A.4(b) hereof), equally with each other series of preferred stock and senior and prior to the common stock, par value $.001, of the Corporation (the "Common Stock"), except as otherwise approved by the affirmative vote or consent of the holders of shares of Series B Stock pursuant to Section A.5(c) hereof.

        A.3 Dividend Provisions.

                Subject to the terms of this Section A.3, dividends on the Series B Stock shall accrue and be payable only in connection with a Liquidation or the redemption or conversion of the Series B Stock as provided for herein and then at an annual rate per share of Series B Stock equal to the Original Purchase Price multiplied by 8.00% (the "Dividend Payment") from the Closing Date. Any such dividends shall be payable in Common Stock. No dividends shall be paid on the Common Stock until all accrued Dividend Payments have been paid with respect to the Series B Stock.

        A.4 Liquidation Rights.

                A.4(a) With respect to rights on Liquidation (as defined in Section A.4(b) hereof), the Series B Stock shall rank equally with each other series of preferred stock of the Corporation and senior and prior to the Corporation's Common Stock, except as otherwise approved by the affirmative vote or consent of the holders of Series B Stock pursuant to Section A.5(c) hereof.

                A.4(b) In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation or an Event of Sale (collectively, a "Liquidation"), the holders of shares of Series B Stock then outstanding (the "Series B Stockholders") shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, pari passu with the holders of any other series of preferred stock of the Corporation and before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on Liquidation junior to such Series B Stock, an amount per share equal to two (2) times the Original Purchase Price (as defined in Section A.8 hereof), plus all accrued Dividend Payments.

                A.4(c) If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series B Stockholders the full amount as to which each of them shall be entitled, then the Series B Stockholders shall share ratably in any distribution of assets with the holders of Series A Convertible Preferred Stock of the Corporation, par value $.001 per share (the "Series A Stock"), according to the respective amounts which would be payable to them in respect of the shares held upon such distribution if all amounts payable on or with respect to such shares were paid in full. For purposes of calculating the amount of any payment to be paid upon any such Liquidation, each share of Series B Stock and Series A Stock shall be deemed to be that number of shares (including fractional shares) of Common Stock into which it is then convertible, rounded to the nearest one-tenth of a share.

                A.4(d) In the event of any Liquidation, after payments shall have been made first to the Series B Stockholders and to the holders of any other series of preferred stock of the Corporation and then to the holders of each junior class or series of capital stock (other than Common Stock) of the full amount to which they shall be entitled pursuant to Section A.4(b), the holders of Common Stock shall be entitled to share ratably in all remaining assets of the Corporation available for distribution to its stockholders.

                A.4(e) For purposes of this Section A.4, an "Event of Sale" shall mean (A) the merger or consolidation of the Corporation into or with another corporation, partnership, limited liability company, joint venture, trust or other entity, or the merger or consolidation of any corporation into or with the Corporation, or (B) the sale or other disposition of all or substantially all the assets of the Corporation, unless, upon consummation of such merger or consolidation, the holders of voting securities of the Corporation immediately prior to such transaction continue to own directly or indirectly not less than fifty percent (50%) of the voting power of the surviving corporation.

        A.5 Voting.

                A.5(a) In addition to any other rights provided for herein or by law, the Series B Stockholders shall be entitled to vote, together with the Common Stockholders and the holders of any other series of preferred stock of the Corporation as one class, on all matters as to which Common Stockholders shall be entitled to vote, in the same manner and with the same effect as such Common Stockholders. In any such vote, each share of Series B Stock shall entitle the holder thereof to the number of votes per share that equals the number of shares of Common Stock (including fractional shares) into which each such share of Series B Stock is then convertible, rounded up to the nearest one-tenth of a share.

                        A.5(b)(i) In addition to the rights specified in Section A.5(a), the holders of a majority in voting power of the Series B Stock, voting as a separate class, shall (x) prior to June 25, 2007, have the exclusive right to elect one (1) member of the Board of Directors of the Corporation and (y) on or after June 25, 2007, have the right with the holders of the Series A Stock, voting together with the holders of the Series A Stock as a single class, by a two-thirds majority of the total shares of Series A Stock and Series B Stock eligible to vote thereon, to elect such number of the members of the Board of Directors of the Corporation as shall equal one-half of the members of the Board of Directors (each of the Directors elected pursuant to (x) or (y) above, a "Preferred Director"). In any election of a Preferred Director pursuant to this Section A.5(b), each Series B Stockholder shall be entitled to one vote for each share of the Series B Stock held, and no Series B Stockholder shall be entitled to cumulate its votes by giving one candidate more than one vote per share. In any election of a Preferred Director pursuant to clause (y) of this Section A.5(b)(i), each Series A Stockholder shall be entitled to one vote for each share of the Series A Stock held, and no Series A Stockholder shall be entitled to cumulate its votes by giving one candidate more than one vote per share. The exclusive voting right of the Series B Stockholders, contained in clause (x) this Section A.5(b)(i), may be exercised at a special meeting of the Series B Stockholders called as provided in accordance with the By-laws of the Corporation, at any annual or special meeting of the stockholders of the Corporation, or by written consent of such Series B Stockholders in lieu of a meeting. The voting right shared by the Series A Stockholders and the Series B Stockholders, contained in clause (y) of this Section A.5(b)(i), may be exercised at a special meeting of the Series A Stockholders and the Series B Stockholders called as provided in accordance with the By-laws of the Corporation, at any annual or special meeting of the stockholders of the Corporation, or by written consent of such Series A Stockholders and Series B Stockholders in lieu of a meeting. Any Preferred Director elected pursuant to this Section A.5(b) shall serve from the date of their election and qualification until their successors have been duly elected and qualified. The rights described herein to elect members to the Board of Directors shall be without regard to any persons serving on the Board of Directors on the date of this Certificate of Designation. To accommodate the election of the Preferred Directors as described above, the Corporation shall procure the resignation of such number of directors as shall be necessary, or the number of directors shall be automatically increased, to create the requisite number of vacancies.

                        A.5(b)(ii) A vacancy in the directorship to be elected by the Series B Stockholders may be filled only by a vote at a meeting called in accordance with the By-laws of the Corporation or written consent in lieu of such meeting of the holders of at least a majority in voting power of such Series B Stock. A vacancy in any directorship to be elected by the Series B Stockholders and the Series A Stockholders, voting together as a single class, may be filled only by a vote at a meeting called in accordance with the By-laws of the Corporation or written consent in lieu of such meeting of the holders of at least a majority in voting power of the Series A Stock and the Series B Stock, voting together as a single class.

                        A.5(b)(iii) At the election of the holders of the Series B Stock, voting as a separate class, and in lieu of electing a member of the Board of Directors, the holders of Series B Stock may elect an observer to the Board of Directors.

                A.5(c) The Corporation shall not, without the affirmative approval of the holders of shares representing at least a majority of the voting power of the Series B Stock then outstanding (determined as set forth in the second sentence of Section A.5(a) hereof), voting separately from the holders of Common Stock or any other securities of the Corporation, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose, for which meeting or approval by written consent timely and specific notice (a "Notice") shall have been given to each holder of such Preferred Stock, in the manner provided in the By-laws of the Corporation, take any action that: (i) amends or repeals any provision of the Certificate of Incorporation if such action would materially and adversely change the rights, preferences or privileges of the Series B Stock, (ii) (A) at any time prior to June 25, 2007, authorizes or issues shares of any class of stock ranking on par with or having any preference or priority as to dividends or liquidation superior to the Series B Stock, or (B) at any time on or after the fifth anniversary of the Closing Date, authorizes or issues any shares of any class of stock of the Company or any securities convertible into or exercisable, exchangeable or redeemable for any shares of any class of stock of the Corporation, whether or not such shares have any preference or priority as to dividends or liquidation equal or superior to the Series B Stock or (iii) provides for a sale of all or substantially all of the assets of the Corporation, or a merger or consolidation of the Corporation in which the holders of voting securities of the Corporation immediately prior to such transaction do not continue to own directly or indirectly at least fifty percent (50%) of the voting power of the surviving corporation, but, in the case of clause (iii) of this Section A.5(c), only if (x) John T. McDonald is not the Chief Executive Officer or Chairman of the Board of the Corporation at the time that the transaction is approved by the Board of Directors of the Corporation and (y) 2M Companies, Inc. (including its affiliates) owns less than 20% of the Company's equity on a fully diluted basis.

        A.6 Conversion.

                        A.6(a)(i) Any Series B Stockholder shall have the right (at any time, or from time to time, after Shareholder Approval is obtained) to convert any or all of its Series B Stock into that number of fully paid and nonassessable shares of Common Stock for each share of Series B Stock so converted equal to the quotient of the Original Purchase Price for such share divided by the Conversion Price for such share (as defined in Section A.6(d) hereof), as last adjusted and then in effect, rounded up to the nearest one-tenth of a share; provided, however, that cash shall be paid in lieu of the issuance of fractional shares of Common Stock, as provided in Section A.6(c)(ii) hereof.

                        A.6(a)(ii) Any Series B Stockholder who exercises the right to convert shares of Series B Stock into shares of Common Stock, pursuant to this Section A.6, shall be entitled to payment of all accrued Dividend Payments with respect to such Series B Stock pursuant to Section A.3 herein, up to and including the Conversion Date (as defined in Section A.6(b)(ii) hereof).

                        A.6(b)(i) Any Series B Stockholder may exercise the right to convert such shares into Common Stock pursuant to this Section A.6 by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted (the "Series B Preferred Certificate"), duly endorsed or assigned in blank to the Corporation (if required by it).

                        A.6(b)(ii) Each Series B Preferred Certificate shall be accompanied by written notice stating that such holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock (the "Common Certificate") are to be issued. Such conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date."

                        A.6(b)(iii) As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash in respect of any fractional interest in any shares of Common Stock, as provided in Section A.6(c)(ii) hereof, payable with respect to the shares so converted up to and including the Conversion Date.

                        A.6(b)(iv) The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of Common Stock on the applicable Conversion Date, unless the transfer books of the Corporation are closed on such Conversion Date, in which event the holder shall be deemed to have become the stockholder of record on the next succeeding date on which the transfer books are open, provided that the Conversion Price shall be that Conversion Price in effect on the Conversion Date.

                        A.6(b)(v) Upon conversion of only a portion of the number of shares covered by a Series B Preferred Certificate, the Corporation shall issue and deliver to or upon the written order of the holder of such Series B Preferred Certificate, at the expense of the Corporation, a new certificate covering the number of shares of the Series B Stock representing the unconverted portion of the Series B Preferred Certificate, which new certificate shall entitle the holder thereof to all the rights, powers and privileges of a holder of such shares.

                        A.6(c)(i) If a Series B Stockholder shall surrender more than one certificate representing shares of Series B Stock for conversion at any one time, then the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Stock so surrendered.

                        A.6(c)(ii) No fractional shares of Common Stock shall be issued upon conversion of Series B Stock. The Corporation shall pay a cash adjustment for any such fractional interest in an amount equal to the Current Market Price thereof on the Conversion Date, as determined in accordance with Section A.6(d)(vi) hereof.

                A.6(d) For all purposes of this Part A, the "Conversion Price" with respect to the Series B Stock shall be equal to $0.900090009 with respect to each such share of Series B Stock, subject to adjustment from time to time as follows:

                        A.6(d)(i) Subject to Section A.6(d)(ii) below, if the Corporation shall, at any time or from time to time after the Original Issuance Date, issue any shares of Common Stock (which term, for purposes of this Section A.6(d)(i) and Section A.6(d)(ii), including all subsections hereof and thereof, shall be deemed to include all other securities convertible into, or exchangeable or exercisable for, shares of Common Stock (including, but not limited to, Series B Stock) or options to purchase or other rights to subscribe for such convertible or exchangeable securities, in each case other than Excluded Stock (as hereinafter defined)), for a consideration per share less than the greater of (i) the applicable Conversion Price in effect immediately prior to the issuance of such Common Stock or other securities and (ii) the Current Market Price of the Common Stock (a "Dilutive Issuance"), the Conversion Price for Series B Stock in effect immediately prior to each such Dilutive Issuance shall automatically be lowered to a price equal to the price determined in accordance with the following formula:

    A. For issuances at less than the Conversion Price in effect immediately prior to the issuance of such securities:

C1 = C0 ×	N0 + [(N+ × $) / C0] N1

    B. For issuances at less than the Current Market Price:

C1 = C0 ×	[(N0 × CMP) + N+ [$ + CMP(Permitted Dilution %)]] / N1 CMP

    In each case, where:

    C1        = adjusted Conversion Price;
    C0        = current Conversion Price;
    N0        = number of shares of Common Stock outstanding prior to the issuance;
    N1        = number of shares of Common Stock outstanding immediately after issuance;
    N+        = number of shares of Common Stock issued in the dilutive issuance;
    $          = consideration per share received in the dilutive issuance;
    CMP    = Current Market Price per share of Common Stock; and
    Permitted Dilution % = for issuances in 2002, 35%; in 2003, 20%; in 2004 and after, 10%;     provided, however, that Permitted Dilution % shall be 0% for all shares issued after the issuance of shares having an aggregate Current Market Price in excess of $5,000,000 in 2002 and $10,000,000 in 2003, taking into account (i) all dilutive issuances for which adjustments are required under this Section (f)(2) and Section f(3) and (ii) all issuances to employees, consultants or directors for which an adjustment is required under this Section.

    Such adjustment shall be made successively whenever such an issuance is made. No adjustment pursuant to this Section A.6(d)(i) shall increase the Conversion Price.

                                A.6(d)(i)(A) In the case of the issuance of Common Stock in whole or in part for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof, plus the value of any property other than cash received by the Corporation, determined as provided in Section A.6(d)(i)(B) hereof, plus the value of any other consideration received by the Corporation determined as set forth in Section A.6(d)(i)(C) hereof.

                                A.6(d)(i)(B) In the case of the issuance of Common Stock for a consideration in whole or in part in property other than cash, the value of such property other than cash shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors, irrespective of any accounting treatment; provided, however, that such fair market value of such property as determined by the Board of Directors shall not exceed the aggregate Current Market Price (as defined in Section A.6(d)(vii) hereof) of the shares of Common Stock or such other securities being issued, less any cash consideration paid for such shares, determined as provided in Section A.6(d)(i)(A) hereof and less any other consideration received by the Corporation for such shares, determined as set forth in Section A.6(d)(i)(C) hereof.

                                A.6(d)(i)(C) In the case of the issuance of Common Stock for consideration in whole or in part other than cash or property, the value of such other consideration shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors, irrespective of any accounting treatment; provided, however, that such fair market value of such consideration other than cash or property as determined by the Board of Directors shall not exceed the aggregate Current Market Price of the shares of Common Stock or such other securities being issued, less any cash consideration paid for such shares, determined as provided in Section A.6(d)(i)(A) hereof and less any consideration in property other than cash received by the Corporation for such shares, determined as set forth in Section A.6(d)(i)(B) hereof.

                                A.6(d)(i)(D) In the case of the issuance of options or other rights to purchase or subscribe for Common Stock or the issuance of securities by their terms convertible into or exchangeable or exercisable for Common Stock or options to purchase or other rights to subscribe for such convertible or exchangeable or exercisable securities:

                                        A.6 (d)(i)(D)(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections A.6(d)(i)(A), (B) and (C) hereof), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby (the consideration in each case to be determined in the manner provided in Sections A.6(d)(i)(A), (B) and (C) hereof);

                                        A.6 (d)(i)(D)(2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections A.6(d)(i)(A), (B) and (C) hereof);

                                        A.6 (d)(i)(D)(3) If there is any change in the exercise price of, or number of shares deliverable upon exercise of, any such options or rights or upon the conversion or exchange of any such convertible or exchangeable securities (other than a change resulting from the antidilution provisions thereof), then the Conversion Price shall automatically be readjusted in proportion to such change; and

                                        A.6 (d)(i)(D)(4) Upon the expiration of any such options or rights or the termination of any such rights to convert or exchange such convertible or exchangeable securities, the Conversion Price shall be automatically readjusted to the Conversion Price that would have obtained had such options, rights or convertible or exchangeable securities not been issued.

                        A.6(d)(ii) "Excluded Stock" shall mean:

                                A.6(d)(ii)(A) Series B Stock authorized hereunder or Shares of Common Stock issued upon conversion of any shares of Series A Stock or Series B Stock;

                                A.6(d)(ii)(B) Common Stock issued or issuable to officers, directors or employees of or consultants or independent contractors to the Corporation, pursuant to any written agreement, plan or arrangement, to purchase, or rights to subscribe for, such Common Stock, including Common Stock issued under the 1999 Employee Stock Purchase/Stock Option Plan, as approved by a majority of the members of the Board of Directors of the Corporation, provided, that in order to qualify as Excluded Stock (i) any issuance of Common Stock to officers, directors or employees, or their affiliates, for consideration other than cash equal to the fair market value of such Common Stock shall have been approved by each director elected by the holders of Series B Stock, and (ii) that the price payable for any Common Stock issuable pursuant to any stock option, warrant or other right to subscribe for Common Stock shall be equal to or greater than the Current Market Price of the Common Stock on the date such stock option, warrant or other right is granted;

                                A.6(d)(ii)(C) Common Stock issued as a stock dividend payable in shares of Common Stock, or capital stock of any class issuable upon any subdivision, recombination, split-up or reverse stock split of all the outstanding shares of such class of capital stock;

                                A.6(d)(ii)(D) Common Stock issued upon the exercise of any options, warrants or securities convertible into Common Stock that are outstanding on the Closing Date;

                                A.6(d)(ii)(E) Common Stock issued upon the exercise of the Common Stock Purchase Warrants issued in connection with the purchase and sale of the Series B Stock and the Series A Stock; and

                                A.6(d)(ii)(F) Common Stock or other securities issued in connection with any merger, acquisition or similar transaction approved by a majority of the members of the Board of Directors of the Corporation, whether before or after the Closing Date.

                                A.6(d)(ii)(G) Common Stock or other securities issued in connection with any firm commitment underwritten public offering.

                        A.6(d)(iii) If the number of shares of Common Stock outstanding at any time after the Original Issuance Date (as hereinafter defined) is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series B Stock shall be increased in proportion to such increase in outstanding shares.

                        A.6(d)(iv) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Stock shall be decreased in proportion to such decrease in outstanding shares.

                        A.6(d)(v) All calculations under this Section A.6(d) shall be made to the nearest one-tenth of a cent ($.001) or to the nearest one-tenth of a share, as the case may be.

                        A.6(d)(vi) For the purpose of any computation pursuant to Section A.6(d), the Current Market Price at any date of one share of Common Stock shall be determined as follows:

            (1)  If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the Nasdaq National Market or the Nasdaq SmallCap Market or any exchange, the Current Market Price shall be the last reported sale price of the Common Stock on such exchange or market on the last business day prior to the date of computation or if no such sale is made on such day, the average closing bid and asked prices for such day on such exchange or market; or

            (2)  If the Common Stock is not so listed or admitted to unlisted trading privileges, but is traded on the NASD Bulletin Board, the Current Market Price shall be the average of the closing bid and asked prices for such day on such market and if the Common Stock is not so traded, the Current Market Price shall be the mean of the last reported bid and asked prices reported by the National Quotation Bureau, Inc. on the last business day prior to the date of computation; or

            (3)  If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the Current Market Price shall be the fair market value of the Common Stock as reasonably determined by the Board of Directors of the Company acting in good faith, but not less than the book value thereof as at the end of the most recent fiscal quarter of the Company ending prior to the relevant date.

                        A.6(d)(vii) In any case in which the provisions of this Section A.6(d) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any shares of Series B Stock converted after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such conversion before giving effect to such adjustment, and (B) paying to such holder any cash amounts in lieu of fractional shares pursuant to Section A.6(c)(ii) hereof; provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

                        A.6(d)(viii) If a state of facts shall occur that, without being specifically controlled by the provisions of this Section A.6, would not fairly protect the conversion rights of the holders of the Series B Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

                A.6(e) Whenever the Conversion Price shall be adjusted as provided in Section A.6(d) hereof, the Corporation shall forthwith file and keep on record at the office of the Secretary of the Corporation and at the office of the transfer agent for the Series B Stock or at such other place as may be designated by the Corporation, a statement, signed by its President or Chief Executive Officer and by its Treasurer or Chief Financial Officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first-class, certified mail, return receipt requested, postage prepaid, to each Series B Stockholder at such holder's address appearing on the Corporation's records. Where appropriate, such copy shall be given in advance of any such adjustment and shall be included as part of a notice required to be mailed under the provisions of Section A.6(f) hereof.

                A.6(f) In the event the Corporation shall propose to take any action of the types described in Section A.6(d)(i), (ii), (iii) or (iv) hereof, or any other Event of Sale, the Corporation shall give notice to each Series B Stockholder in the manner set forth in Section A.6(e) hereof, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price with respect to the Series B Stock, and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon each conversion of Series B Stock. In the case of any action that would require the fixing of a record date, such notice shall be given at least 10 days prior to the record date so fixed, and in the case of any other action, such notice shall be given at least 20 days prior to the taking of such proposed action.

                A.6(g) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series B Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Series B Stockholder in respect of which such shares of Series B Stock are being issued.

                A.6(h) The Corporation shall reserve out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series B Stock sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series B Stock.

                A.6(i) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, not subject to any preemptive or similar rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

                A.6(j) In the event that (i) the closing price of Common Stock on the Nasdaq SmallCap Market or any exchange on which the Common Stock trades (as adjusted for any stock dividend, split-up, combination or reclassification) is over $3.00 for any twenty (20) consecutive trading days (provided that, there is an average trading volume during such period of at least 50,000 shares of Common Stock per trading day), or (ii) holders of shares representing at least fifty percent (50%) of the voting power of the Series B Stock then outstanding (determined as set forth in the second sentence of Section A.5(a)) approve of the automatic conversion of each share of Series B Stock into Common Stock, each share of Series B Stock then outstanding shall, without any action on the part of the holder thereof, be deemed automatically converted into Common Stock in accordance with the provisions of Section A.6(a)(i) and all rights and obligations relating to the Series B Stock shall terminate immediately other than the right to receive Common Stock on the conversion thereof and such shares of Series B Stock shall no longer be deemed to be outstanding, whether or not the certificates representing the Series B Stock have been received by the Corporation.

        A.7 Redemption

                        A.7(a)(i) At the request of the holder or holders of a majority of the shares of Series B Stock then outstanding (individually, a "Requesting Holder" and, collectively, the "Requesting Holders") made at any time after June 25, 2007, the Corporation may, at the discretion of the Board of Directors of the Corporation, redeem on the applicable Redemption Date (as such term is defined in Section A.7(c) hereof), unless such a redemption is otherwise prevented by law, all or any portion of the Series B Stock, at a redemption price per share equal to the Original Purchase Price for such Series B Stock plus accrued Dividend Payments thereon.

                        A.7(a)(ii) At the request of any Requesting Holder made at any time after September 30, 2002 or, if the Proxy Statement becomes subject to SEC review, November 30, 2002, the

Corporation shall, if by such date it has not obtained the Shareholder Approval and unless such a redemption is otherwise prevented by applicable law, redeem on the applicable Redemption Date such shares of the Series B Stock requested to be redeemed by each Requesting Holder pursuant to this section A.7(a)(ii) at a redemption price per share equal to the Original Purchase Price for such Series B Stock plus interest on the amount of the Original Purchase Price and any accrued but unpaid Dividend Payments thereon from and including the Closing Date through and including such Redemption Date at a per annum rate of 12%, compounded annually (based on a 360-day year).

                        A.7(a)(iii) Each Requesting Holder who desires to have any of the Series B Stock owned of record by such Requesting Holder redeemed shall specify in a written notice to the Corporation the number of shares which the Requesting Holder elects to redeem (a "Redemption Notice"), in accordance with Section A.7(c) hereof. The total sum payable per share of Series B Stock on any Redemption Date is hereinafter referred to as the "Redemption Price," and the payment to be made on such Redemption Date is hereinafter referred to as the "Redemption Payment."

                A.7(b) On and after any Redemption Date, all rights of the Requesting Holders with respect to those shares of Series B Stock being redeemed by the Corporation pursuant to Section A.7(a)(i) or A.7(a)(ii), as applicable, except the right to receive the Redemption Price per share of Series B Stock as hereinafter provided, shall cease and terminate, and such shares of Series B Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, notwithstanding anything to the contrary set forth herein, (A) if the Corporation defaults in the payment of the Redemption Payment, the rights of the Requesting Holder with respect to such shares of Series B Stock not yet redeemed shall continue until the Corporation cures such default, and (B) without limiting any other rights of a Requesting Holder, upon the occurrence of a subsequent Liquidation or Event of Sale, with respect to the shares of Series B Stock in respect of which no Redemption Payment has been received by a Requesting Holder, such Requesting Holder shall be accorded the rights and benefits set forth in Section A.4 hereof in respect of such remaining shares, as if no prior redemption request had been made with respect to such remaining shares. The Corporation shall use reasonable efforts to, as expeditiously as possible, eliminate, or obtain an exception, waiver or exemption from, any and all restrictions that prevent the Corporation from paying each Requesting Holder the Redemption Payment and redeeming all of the Series B Stock requested to be redeemed by such Requesting Holders; provided, that if all of the Series B Stock requested to be redeemed by such Requesting Holders is not redeemed on the applicable Redemption Date, then at any time thereafter when additional funds of the Corporation are available by law to redeem shares of Series B Stock, such funds shall be used immediately to redeem the balance of such shares, or such portion thereof for which funds are available until all such shares are redeemed.

                A.7(c) Each Requesting Holder shall send its Redemption Notice pursuant to this Section A.7 by first-class, certified mail, return receipt requested, postage prepaid, to the Corporation at its principal place of business or to any transfer agent of the Corporation. Within ten (10) business days of receipt of a Redemption Notice and, with respect to a redemption in accordance with section A.7(a)(i) hereof, if the Board of Directors determines to effect a redemption of the Series B Stock in accordance with section A.7(a)(i) hereof, the Corporation shall notify in writing all other Series B Stockholders of the redemption proposed by the Corporation (the "Corporation Notice"). If any other Series B Stockholder desires to have redeemed all or any portion of the Series B Stock owned of record by such Series B Stockholder, each such Series B Stockholder shall send a Redemption Notice to the Corporation postmarked within five (5) business days after the receipt of the Corporation Notice, and such Series B Stockholder shall be deemed to be a Requesting Holder. On the thirtieth (30th) business day following the date upon which the Corporation received the first Redemption Notice from a Requesting Holder, if the shares are to be redeemed, the Corporation shall pay each Requesting Holder the applicable Redemption Price pursuant to the terms of

Section A.7(a)(i) or Section A.7(a)(ii), as applicable, provided that the Corporation or its transfer agent has received the certificate(s) representing the shares of Series B Stock to be redeemed. Any such payment date shall be referred to herein as a "Redemption Date".

        A.8 Definitions. As used in Section A of this Certificate of Designation, the following terms shall have the corresponding meanings:

          "Closing Date" shall mean June 26, 2002.

          "Original Issuance Date" with respect to any share of Series B Stock shall mean the date of first issuance by the Corporation of a share of Series B Stock.

          "Original Purchase Price" shall mean, with respect to the Series B Stock, $0.900090009 per share, subject, for all purposes other than Section A.7 hereof (which provisions shall be applied in accordance with their own terms), to Proportional Adjustment.

          "Proportional Adjustment" shall mean an adjustment made to the price of the Series B Stock upon the occurrence of a stock split, reverse stock split, stock dividend, stock combination, reclassification or other similar change with respect to such security, such that the price of one share of the Series B Stock before the occurrence of any such change shall equal the aggregate price of the share (or shares or fractional share) of such security (or any other security) received by the holder of the Series B Stock with respect thereto upon the effectiveness of such change.

          "Proxy Statement" shall have the meaning given to such term in the Purchase Agreement.

          "Purchase Agreement" shall mean the Convertible Preferred Stock Purchase Agreement, dated June 25, 2002, among the Corporation and the persons listed on Schedule 1 thereto.

          "SEC" shall mean the Securities and Exchange Commission.

          "Series A Stock" shall mean the preferred stock of the Corporation, $.001 par value per share, designated the "Series A Convertible Preferred Stock" by the Corporation.

          "Series A Stockholder" shall mean a holder of the Series A Stock.

          "Shareholder Approval" shall mean the requisite approval by the holders of the Common Stock of the Corporation of the transactions contemplated by the Purchase Agreement, including the issuance of a portion of the Series B Stock, the authorization and issuance of the Warrants, the issuance of a portion of the Corporation's Common Stock contemplated under the terms of the Series B Stock and the Warrants (including authorization of additional shares of Common Stock, if necessary), any other required amendments to the Company's Certificate of Incorporation and any required amendments to the Certificate of Designation, Rights and Preferences of Series A Preferred Stock at a meeting of the Stockholders of the Corporation to be held following the date of this Certificate of Designation.

        IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designation to be duly executed on behalf of the Corporation as of June 19, 2002.

PERFICIENT, INC.
By:	/s/ JOHN T. MCDONALD John T. McDonald Chief Executive Officer, President

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  Exhibit 4.1
PERFICIENT, INC. CERTIFICATE OF DESIGNATION, RIGHTS AND PREFERENCES OF SERIES B PREFERRED STOCK
SERIES B CONVERTIBLE PREFERRED STOCK